                                                                    EXHIBIT 10.2


              AGREEMENT OF AMENDMENT, TERMINATION AND MODIFICATION


         This AGREEMENT OF AMENDMENT, TERMINATION AND MODIFICATION, dated as of June ___, 1998, is by and among BOLLE INC. (as assignee of BEC GROUP, INC.), a Delaware corporation with offices at 555 Theodore Fremd Avenue, Rye, New York 10580 ("Bolle"), FOSTER GRANT GROUP, L.P., a Delaware limited partnership with offices at 1601 Valley View Lane, Dallas, Texas 75234 ("FGG"), FOSTER GRANT HOLDINGS, INC., a Delaware corporation with offices at 1601 Valley View Lane, Dallas, Texas 75234 ("FGH") and AAi.FOSTERGRANT, INC. (fka ACCESSORIES ASSOCIATES, INC.), a Rhode Island corporation with offices at 500 George Washington Highway, Smithfield, Rhode Island 02917 ("AAi").

         WHEREAS, Bolle, FGG, FGH, and AAi entered into that certain Stock Purchase Agreement dated as of November 13, 1996 (the "Agreement");

         WHEREAS, in conjunction with the Agreement, FGH issued 100 shares of FGH Series A Preferred Stock to Bolle;

         WHEREAS, in conjunction with Bolle's purchase of FGH Series A Preferred Stock, AAi and Bolle entered into that certain Exchange and Registration Rights Agreement dated as of December 11, 1996 (the "Rights Agreement");

         WHEREAS, the parties now desire to amend the Agreement, terminate the Rights Agreement, and modify certain rights, preferences and privileges concerning the AAi Series A Redeemable Convertible Preferred Stock.

         NOW THEREFORE, the parties hereto, intending to be legally bound hereby, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. THE AGREEMENT. Bolle, FGG, FGH, and AAi hereby agree that effective as of the date hereof the Agreement is amended as set forth below. All terms used herein and defined in the Agreement have the same meaning herein as provided in the Agreement except as otherwise specified.

         (a) Section 1 of the Agreement is hereby amended to add a new definition as follows:

                  "Effective Date" means June 24, 1998.

         (b) Section 2.4 of the Agreement is hereby amended and restated in its entirety as follows:

         "2.4     LITIGATION LIABILITIES.

         (a) In connection with the Purchaser's purchase of the Shares, the Purchaser will, subject to Section 2.4(b) below, assume any and all liabilities of the Foster Grant Group and/or the Partnership other than the Excluded Liabilities, including (without limitation) liabilities arising out of any litigation pending, threatened or commenced against any member of the Foster Grant Group or the Partnership or pending, threatened or commenced against the Seller and relating to the Foster Grant Group or its business and not referred to in Section 2.3 hereinabove, including any litigation or administrative or governmental proceeding (i) pending prior to the Closing Date or (ii) arising out of or relating to any events occurring prior to the Closing Date, including, without limitation, liabilities resulting from any past or present violation of any environmental laws (the liabilities described in this Section 2.4(a) are referred to as the "Litigation Liabilities"). No such assumption of liability shall release Seller from any breach of any representations or warranties made by Seller herein. Without limiting the generality of the foregoing, Purchaser, and after the Closing, the members of the Foster Grant Group and the Partnership, shall, subject to Section 2.4(c) below, be solely responsible for defending against any such Litigation Liabilities and shall have sole direction of any defense thereof; provided, that Purchaser shall consult periodically with Seller and its counsel regarding the status of individual claims or cases and the Purchaser shall not enter into any settlement agreement or otherwise compromise or settle any Litigation Liability, claim or case without the prior written consent of Seller, which approval shall not be withheld or delayed unreasonably.

         (b) Notwithstanding the provisions of Section 2.4(a) above, from and after the last to occur of (x) the Effective Date, or (y) the payment by Purchaser of $100,000 to Seller, Seller will undertake and defend AAi, Purchaser, the members of the Foster Grant Group and/or the Partnership against any Litigation Liabilities, and will pay directly any costs or expenses relating to or arising from Litigation Liabilities (including, without limitation, defense costs, attorneys' fees, amounts assessed as damages and settlement costs) ("Litigation Costs"), except to the extent Litigation Costs were, in fact, paid by Foster Grant, AAi or Purchaser prior to the Effective Date; provided, however, that Purchaser and AAi will, at its expense, cooperate fully with Seller in the defense of any such Litigation Liabilities, shall make available any books or records useful for the defense of any such Litigation Liabilities and shall be solely responsible for accounts payable together with interest thereon for goods sold and delivered to the Partnership and its affiliates by Dioptics, Inc. From and after the date, Seller shall be responsible for all Litigation Liabilities and Litigation Costs pursuant to this Section 2.4(b).

         Seller shall have the right to compromise and settle any Litigation Liability without the consent of Purchaser; provided, however, that no such settlement or compromise shall include an injunction or any court order affecting the conduct of Purchaser's business unless Purchaser shall have given its prior written consent which consent may be withheld in Purchaser's sole discretion. To the extent such Litigation Liabilities are indemnified against by applicable insurance policies, Seller shall be released of liability to the extent any such Litigation Liability is paid by the insurance company issuing any such policy.

         (c) Any other provision of this Section 2.4 notwithstanding, AAi and Purchaser will have sole responsibility for defending against litigation claims arising out of or relating to the Al-Site/Magnivision litigation, Civil Action No. 97-8351, brought in the United States District Court for the Central District of California (the "Magnivision Litigation"), and AAi, Purchaser and Seller will use their best efforts to cooperatively share any direct out-of-pocket costs and expenses incurred by the law firm of Lyon & Lyon LLP relating to the Magnivision Litigation and related litigation described in Section 2.3(b) hereof."

         (c) A new sentence is hereby added at the end of Section 8.1 to read as follows:

                  "Provided, however, that on and after the Effective Date, Purchaser and AAi waive any claim for indemnification pursuant to this
         Section 8.1 whenever arising, other than indemnification claims based upon Litigation Liabilities and Litigation Costs defined in Section 2.4 hereof, and indemnification claims based upon Income Tax liabilities of the Foster Grant Group, with respect to which the Seller's obligation to indemnify shall extend until the applicable statutes of limitations on enforcement thereof has expired, but in no event more than seven (7) years after the Closing Date, or until the conclusion of any proceeding commenced within such period."

         (d) The first sentence of sub-section (a) of Section 8.3 of the Agreement is hereby amended and restated in its entirety as follows:

                  "No indemnification shall be payable by either party with respect to claims asserted by an Indemnified Party on or after the Effective Date, and AAi and Purchaser hereby waive any claims asserted on or before the Effective Date, other than Litigation Liabilities and Litigation Costs defined in Section 2.4 hereof, and indemnification claims based upon Income Tax liabilities of the Foster Grant Group, with respect to which the Seller's obligation to indemnify shall extend until the applicable statutes of limitations on enforcement thereof has expired, but in no event more than seven (7) years after the Closing Date, or until the conclusion of any proceeding commenced within such period."

         (e) Except as modified herein, the Agreement is hereby ratified and affirmed.

2. PAYMENT PURSUANT TO SECTION 2.4 OF THE AGREEMENT. On the execution hereof, AAi has paid to Bolle, and Bolle acknowledges the receipt of $100,000, said payment thereby satisfying the obligation of AAi pursuant to Section 2.4(b) of the Agreement, as amended hereby.

3.       FGH SERIES A PREFERRED STOCK. AAi and Bolle hereby agree as follows:

         (a) That effective as of the date hereof, that certain Exchange and Registration Rights Agreement dated December 11, 1996 by and between AAi and Bolle granting to Bolle certain registration and exchange rights with regard to shares of FGH Series A Preferred Stock issued by FGH to Bolle pursuant to the Agreement is null and void and of no further force and effect.

         (b) That Article Fourth of the Certificate of Incorporation of Foster Grant Holdings, Inc. shall be amended (the "FGH Amendment"), by deleting
Section 5 in its entirety and substituting the following therefor:

         5.       REDEMPTION RIGHTS

         5.1 MANDATORY REDEMPTION. Except as otherwise provided in this Certificate of Amendment, the Series A Preferred Shares shall be redeemed by the Corporation in immediately available funds on February 28, 2000 (the "Redemption Date") by payment of an amount determined by reference to the combined net sales of sun glasses, reading glasses, and accessories by FGG and AAi for the year ending January 1, 2000, determined in accordance with generally accepted accounting principals consistently applied, and excluding an amount equal to the net sales of AAi of sunglasses, reading glasses, and accessories for the year ending December 31, 1996 (the "Redemption Amount"). On or before February 28, 2000, the Holder shall deliver to AAi at its principal offices, all Series A Preferred Shares owned by such Holder endorsed in blank for transfer or with blank stock powers attached. The Redemption Amount per share shall be calculated pursuant to the formula set forth below. The amounts payable to the Holder upon redemption shall be pro-rated for net sales between the amounts specified below.


                  NET SALES                  REDEMPTION AMOUNT PER SHARE
                  ---------                  ---------------------------

                  Less than $90,000,000              $10,000

                  $90,000,000 but
                     less than $110,000,000          $20,000

                  $110,000,000 or more               $40,000

         5.2 EARLY REDEMPTION. Subsection 5.1 notwithstanding, in the event that at any time on or prior to the Redemption Date (i) AAi completes an initial public offering of its common stock (an "IPO") where the Pre-Money Valuation (as hereinafter defined) equals or exceeds $75,000,000 or (ii) a Transaction (as hereinafter defined) is consummated where the Transaction Amount (as hereinafter defined) equals or exceeds $75,000,000 (or $37,500,000 in the event of an Equity Transaction (as hereinafter defined)) (both an IPO and a Transaction are sometimes referenced herein as a "Redemption Event"), Subsection 5.1 shall not be operative, and the Redemption Amount will be calculated as specified in this Subsection 5.2 (the "Redemption Event Amount"). For purposes of this Section 5, "Transaction" shall mean (x) AAi effects a capital reorganization or reclassification of its stock (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of AAi with or into another person (other than a consolidation or merger in which AAi is the continuing corporation and which does not result in any change in the AAi common stock, or in change in ownership of the AAi common stock which constitutes an Equity Transaction, or sells or otherwise disposes of all or substantially all its properties and assets as an entirety to any other person or persons or (y) at least 50% of the shares of AAi common stock is acquired by any person or group (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (the "Exchange Act") who was not an officer, director or shareholder of AAi on the effective date of the Certificate of Amendment (a "New Investor") or (z) AAi issues additional equity securities, or securities convertible into equity securities, other than in an IPO, which results in any New Investor being the "beneficial owner" (as such term is defined in Section 13(d)(3) of the Exchange Act) of more than 50% of the shares of AAi common stock (an "Equity Transaction"). If the Redemption Event is an IPO, the per share Redemption Event Amount will be based upon the Pre-Money Valuation (as hereinafter defined) of AAi immediately prior to the IPO according to the formula set forth below. For this purpose, "Pre-Money Valuation" shall be calculated by dividing the gross IPO proceeds by the percentage of the total issued and outstanding AAi common stock owned by the public immediately after and as a result of such IPO, excluding, however, from such calculation any common stock sold by persons who were holders of AAi common stock immediately prior to the IPO. The amounts payable to the Holder upon redemption shall be pro-rated for Pre-Money Valuations between the amounts specified below provided, however, that in no event shall the Redemption Event Amount exceed $40,000 per share.

             PRE-MONEY VALUATION            REDEMPTION EVENT AMOUNT PER SHARE
             -------------------            ---------------------------------

             $75,000,000                    $35,000

             More than $75,000,000          $35,000, plus an additional
                                            $0.025 for each dollar that
                                            the Pre-Money Valuation is in
                                             excess of $75,000,000

         If the Redemption Event is a Transaction, the Redemption Event Amount will be based on the gross dollar value of the consideration (the "Transaction Consideration") (i) received in the Transaction (other than an Equity Transaction) by holders of the common and convertible preferred stock of AAi or (ii) by AAi in the event the Transaction involves an Equity Transaction . In the event of a Transaction, the per share Redemption Event Amount will be calculated according to the formula set forth below. The amounts payable to the Holder upon redemption shall be pro-rated for Transaction Consideration that is between the amounts specified below provided, however, that in no event shall the Redemption Event Amount exceed $40,000 per share.

        Transaction Consideration          Redemption Event Amount Per Share
        -------------------------          ---------------------------------

        $75,000,000 ($37,500,000           $35,000
        in the event of an Equity
        Transaction)

        More than $75,000,000              $35,000, plus an additional $0.025
        (more than $37,5000,000 in the     for each dollar that the Transaction
        event of an Equity Transaction)    Consideration is in excess of
                                           $75,000,000 (or in the event of an
                                           Equity Transaction, $35,000, plus an
                                           additional $0.50 for each dollar
                                           that the Transaction Consideration
                                           is in excess of $37,500,00)


         On or before the tenth day following notice delivered in accordance with Subsection 5.6 hereof, the Holder shall deliver to AAi at its principal offices, all Series A Preferred Shares owned by such Holder endorsed in blank for transfer or with blank stock powers attached. The Redemption Event Amount pursuant to this Subsection 5.2 shall be payable by AAi in immediately available funds within ten (10) days of the later of (i) the completion of a Redemption Event, or (ii) delivery by Holder of all of its Series A Preferred Shares.

         5.3 SUPPLEMENTAL PAYMENT. Subsection 5.2 notwithstanding, if (i) a Redemption Event occurs after the Redemption Date, and (ii) the per share Redemption Amount received by the Holder pursuant to Section 5.1 was less than the per share Redemption Event Amount that would have been received had the Redemption Event occurred on or prior to the Redemption Date pursuant to Section 5.2, the Corporation shall pay the persons who were Holders on the Redemption Date an amount equal to the difference, if any, between the per share Redemption Amount paid to such Holders on the Redemption Date and the per share Redemption Event Amount that would have been received had the Redemption Event occurred on or prior to the Redemption Date (the "Supplemental Payment"). The Corporation's obligation to pay the Supplemental Payment shall survive the redemption of the Series A Preferred Shares pursuant to Subsection 5.1, and shall be payable in immediately available funds within ten (10) days following the completion of a Redemption Event pursuant to this Subsection 5.3.

         5.4 RIGHT OF INSPECTION. On request, the Corporation will provide Holder with an opportunity at Holder's sole cost and expense to inspect the Corporation's books and records upon reasonable notice during normal business hours and for a reasonable period of time in order to determine the accuracy of the Corporation's determination of the Redemption Amount or the Redemption Event Amount. In the event of any dispute over the Redemption Amount or the Redemption Event Amount, the parties shall first attempt to resolve such dispute through mutual consultation. If such dispute cannot be resolved within thirty (30) days of the Holder's written notice, the dispute shall be submitted to an independent certified accountant acceptable to the parties for resolution. The determination of such accountant shall be final and binding on the parties.

         5.5 NOTICE OF REDEMPTION. Written notice of Redemption pursuant to Subsection 5.1 shall be given by the Corporation not fewer than thirty (30) days prior to the Redemption Date by first class mail, postage prepaid, to each Holder of record of Series A Preferred Shares at the address of such Holder on the books of the Corporation. Each such notice shall state: (a) the Redemption Date; (b) the number of shares of the Series A Preferred Stock to be redeemed;
(c) the Redemption Amount; and (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Amount.

         5.6 NOTICE OF EARLY REDEMPTION. Written notice of a Redemption Event pursuant to Subsection 5.2 shall be given by the Corporation not more than ten (10) days following the completion of the Redemption Event by first class mail, postage prepaid, to each Holder of record of Series A Preferred Shares at the address of such Holder on the books of the Corporation. Each such notice shall state: (a) the date of the Redemption Event; (b) the number of shares of the Series A Preferred Stock to be redeemed; (c) the Redemption Event Amount; and (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Event Amount.

         5.7 NOTICE OF SUPPLEMENTAL PAYMENT. Written notice of the completion of Redemption Event pursuant to Subsection 5.3 shall be given by the Corporation not more than five (5) days following the completion of the Redemption Event by first class mail, postage prepaid to each former Holder of Series A Preferred Shares on the Redemption Date at the last known address of such Holder on the books of the Corporation. Such notice shall state: (a) the date of the completion of the Redemption Event; (b) the number of Series A Preferred Shares previously redeemed; (c) the Redemption Amount; (e) the Redemption Event Amount; and (f) the Supplemental Payment, if any.

         5.8 SPECIFIC PERFORMANCE If any Holder becomes obligated so to deliver any shares of Series A Preferred Shares to the Corporation upon any redemption under Section 5 hereof and fails to deliver the certificate therefor in accordance with this Certificate of Amendment, the Corporation may, at its option, irrevocably deposit or set aside funds sufficient to pay (i) the Redemption Amount (if such redemption is pursuant to Section 5.1 hereof) or (ii) the Redemption Event Amount (if such redemption is pursuant to Section 5.2 hereof) against delivery of such certificates and in addition to all other remedies it may have, cancel on its books such certificate representing such shares to be redeemed."

         (c) Bolle hereby consents to the approval of the FGH Amendment as set forth in Section (b) hereof and agrees that in any circumstance upon which a vote, consent or other approval of the FGH Amendment as set forth in Section (b) hereof is sought, Bolle will vote, or cause to be voted, its FGH Series A Preferred Stock in favor the FGH Amendment, and does hereby irrevocably grant to and appoint, AAi and Gerald F. Cerce, President of AAi, and Duane M. DeSisto, Chief Financial Officer of AAi, in their respective capacities as officers of AAi, and any individual who shall hereafter succeed to any such office of AAi, and each of them individually, Bolle's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Bolle, to vote Bolle's FGH Series A Preferred Stock, or grant a consent or approval in respect of such shares in favor of the FGH Amendment. Bolle hereby affirms that this irrevocable proxy is coupled with an interest and may not be revoked.

         (d) That the FGH Amendment shall take effect immediately upon filing said FGH Amendment with the Secretary of State of Delaware which filing shall take place immediately following approval of said FHG Amendment by the Board of Directors and stockholders of FGH in accordance with Delaware law.

4. COMPLETE AGREEMENT. This Agreement contains the entire agreement and understanding of the parties with respect to its subject matter. There are no agreements, premises, warranties, covenants, or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between and among the parties, both oral and written, with respect to its subject matter.

5. COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

6. GOVERNING LAW. This Agreement shall be governed in accordance with the laws of the State of Rhode Island.

7. HEADINGS. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8. CONSENT TO ASSIGNMENT. AAi and FGH hereby acknowledge and agree that they have consented to the assignment by BEC Group, Inc. to Bolle of all of its rights, duties and obligations under the Agreement and any ancillary agreements, and to the assumption by Bolle of all such rights, duties and obligations. AAi and FGH further acknowledge and agree that they have released BEC Group, Inc. from any and all liabilities or claims related to or arising from the Agreement and any such ancillary agreements.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



                                        BOLLE INC.



                                        By: /s/ Gary Kiedaisch
                                            -----------------------------------
                                            Name: Gary Kiedaisch
                                            Title: Chief Executive Officer


                                        FOSTER GRANT GROUP, L.P.



                                        By: /s/ Gerald F. Cerce
                                            -----------------------------------
                                            Name:  Gerald F. Cerce
                                                   ----------------------------
                                            Title: Chairman
                                                   ----------------------------


                                        FOSTER GRANT HOLDINGS, INC.



                                        By: /s/ Gerald F. Cerce
                                            -----------------------------------
                                            Name:  Gerald F. Cerce
                                                   ----------------------------
                                            Title: Chairman
                                                   ----------------------------


                                        AAI.FOSTERGRANT, INC.



                                        By: /s/ Gerald F. Cerce
                                            -----------------------------------
                                            Name:  Gerald F. Cerce
                                                   ----------------------------
                                            Title: Chairman
                                                   ----------------------------